The Tax-Exempt Bond Fund of America, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$ 135,465
Class B	$ 2,001
Class C	$ 5,764
Class F-1	$ 20,135
Class F-2	$ 404
Total	$ 163,769
Class R-5	$ 2,775
Total	$ 2,775

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$ 0.2543
Class B	$ 0.2124
Class C	$ 0.2096
Class F-1	$ 0.2497
Class F-2	$ 0.2623
Class R-5	$ 0.2640

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	556,314
Class B	9,745
Class C	29,620
Class F-1	75,827
Class F-2	3,249
Total	674,755
Class R-5	11,241
Total	11,241

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$ 11.28
Class B	$ 11.28
Class C	$ 11.28
Class F-1	$ 11.28
Class F-2	$ 11.28
Class R-5	$ 11.28